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                                    EXHIBIT A
                                    ---------

                            ARTICLES OF INCORPORATION
                                       OF
                             CORRPRO COMPANIES, INC.

                              AMENDED AND RESTATED
                            AS OF SEPTEMBER 27, 1993




         FIRST: The name of the Corporate is CORRPRO COMPANIES, INC.

         SECOND: The Corporation's principal office is located in the City of Medina, County of Medina, State of Ohio.

         THIRD: The purposes or purposes for which, or for any of which, it is formed are to enter into, promote or conduct any kind of business, contract or undertaking permitted to corporations for profit organized under the General corporation Laws of the State of Ohio, to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, and, in connection therewith, to exercise all express and incidental powers normally permitted such corporations.

         FOURTH: The maximum number of shares which the Corporation is authorized to have outstanding is thirteen million (13,000,000) shares, consisting of twelve million (12,000,000) Common Shares, without par value, and one million (1,000,000) Serial Preferred Shares, without par value, of which five hundred thousand (500,000) shares shall be voting and five hundred thousand (500,000) shares shall be nonvoting.

(a) COMMON SHARES. The Common Shares shall be subject to the express terms of the Serial Preferred Shares and of any series thereof. Each Common Shares shall be equal to every other Common Share and shall have the following powers, rights, qualifications and limitations:

         (1) Each Common Share shall entitle the holder thereof to one vote.

         (2) Whenever the full dividends upon any outstanding Serial preferred Shares for all past dividend periods shall have been paid and the full dividends thereon for the then current respective dividend periods shall have been paid, or declared and a sum sufficient for the respective payments thereof set apart, the holders of the Common Shares shall be entitled to receive




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                  such dividends and distributions, payable in cash or
                  otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

         (3) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment or setting apart for payment to the holders of any outstanding Serial Preferred Shares of the full preferential amounts to which such holders are entitled as herein provided or referred to, all of the remaining assets of the Corporation shall belong to and be distributable in equal amounts per share to the holders of the Common Shares. For purposes of this paragraph 3, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution or winding up of the Corporation.

(b) SERIAL PREFERRED SHARES. The Serial Preferred Shares ma be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. All shares of any one series shall rank equally and be identical in all respects except insofar as they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the resolution or resolutions providing for the issue of any series of the Serial Preferred Shares.

         (1) The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix:

                  (i) The distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;




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                  (ii)     The annual dividend rate for the particular series,
                           and the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on shares of the particular series shall be cumulative;

                  (iii) The redemption price or prices, if any, for the particular series;

                  (iv) The right, if any, of the holders of a particular series to convert such stock into other classes of shares, and the terms and conditions of such conversions; and

                  (v) The obligation, if any, of the Corporation to purchase and retire and redeem shares of a particular series as a sinking fund or redemption or purchase account, the terms thereof and the redemption price or prices per share for such series redeemed pursuant to the sinking fund or redemption or purchase account.

(2) The holders of voting Serial Preferred Shares shall be entitled to one vote for each voting Serial Preferred Share upon all matters presented to the shareholders, and, except as otherwise provided by these Articles of Incorporation or required by law, the holders of voting Serial Preferred Shares and the holders of Common Shares shall vote together as one class on all matters. No adjustment of the voting rights of holders of voting Serial Preferred Shares shall be made in the event of an increase or decrease in the number of Common Shares authorized or issued or in the event of a stock split or combination of the Common Shares or in the event of a stock dividend on any class of stock payable solely in Common Shares. The holders of nonvoting Serial Preferred Shares shall have no voting rights unless otherwise provided by law or these Amended and Restated Articles of Incorporation.

(3) The affirmative vote of the holders of at least a majority of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall De necessary to adopt any amendment to the Articles of Incorporation (but so far as the holders of Serial Preferred Shares are concerned, such amendment may be adopted with such vote) which:



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         (i)      changes issued shares of Serial Preferred Shares of all series then outstanding into a lesser number of shares of the Corporation of the same class and series or into the same or a different number of shares of the Corporation of any other class or series; or

         (ii) changes the express terms of the Serial Preferred Shares in any manner substantially prejudicial to the holders of all series thereof then outstanding; or

         (iii) authorizes shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Shares; or

         (iv) changes in the express terms of issued shares of any class ranking prior to the Serial Preferred Shares in any manner substantially prejudicial to the holders of all series of Serial Preferred Shares then outstanding;

         and the affirmative vote of the holders of at least a majority of each affected series of Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of each affected series of Serial Preferred Shares shall vote separately as a series, shall be necessary to adopt any amendment to the Articles of Incorporation (but so far as the holders of each such series of Serial Preferred Shares are concerned, such amendment may be adopted with such vote) which:

         (i) changes issued shares of Serial Preferred Shares of one or more but not all series then outstanding into a lesser number of shares of the Corporation of the same series or into the same or a different number of shares of the Corporation of any other class or series; or

         (ii) changes the express terms of any series of the Serial Preferred Shares in any manner substantially prejudicial to the holders of one or more but not all series thereof then outstanding; or

         (iii) changes the express terms of issued shares of any class ranking prior to the Serial Preferred Shares in any manner substantially prejudicial to the holders of



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         one or more but not all series of Serial Preferred Shares then outstanding.

(4) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall have been made to the holders of the Common Shares, the holders of the Serial Preferred Shares of each series shall be entitled to be paid, or to have set apart in trust for payment, an amount from the net assets of the Corporation equal to that stated and expressed in the resolution or resolutions adopted by the Board of Directors which provide for the issue of such series, respectively. The remaining net assets of the Corporation shall be distributed solely among the holders of the Common Shares according to their respective shares.

 (5) Whenever reference is made herein to shares "ranking prior to the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Shares; whenever reference is made to shares "on a parity with the Serial Preferred Shares," such reference shall mean and include all Shares of the Corporation in respect of which the rights of the holders thereof (i) neither as to the payment of dividends nor as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Shares and (ii)either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation rank equally (except as to the amounts fixed therefor) with the rights of the holders of Serial Preferred Shares; and whenever reference is made to shares "ranking junior co the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof both as to the payment of dividends and as to distribution in the event of a voluntary or involuntary liquidation,dissolution or winding up of the Corporation are junior and subordinate to the rights of the holders of the Serial Preferred Shares.

     FIFTH: The amount of stated capital with which the Corporation will begin business shall be not less than $500.



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     SIXTH: To the extent permitted by law, the Corporation, by action of its
Board of Directors, may purchase or otherwise acquire shares in the open market or at private or public sale of any class issued by it at such times, for such consideration and upon such terms and conditions as its Board of Directors may determine, and the Board of Directors is hereby empowered to authorize such purchase or acquisition without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase, subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of such purchase or acquisition.

     SEVENTH: The affirmative vote or consent of the holders of at least 60% of the voting power of the shares of the Corporation or of any class or classes of shares shall be necessary to effect any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Amended and Restated Articles of Incorporation or the Amended and Restated Code of Regulations of the Corporation which effects (i) the manner in which shareholder proposals are considered at a meeting of the shareholders; (ii) the classification, election, or tenure of office of the directors; or (iii) the indemnification of directors, officers, employees and others. Except as otherwise provided in these Amended and Restated Articles of Incorporation, notwithstanding any provision in Section 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, now or hereafter in effect, requiring for any purpose the vote, consent, waiver or release of the holders of a designated proportion (but less than all) of the shares of the Corporation or of any particular class or classes of shares, as the case may be, the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the shares of the Corporation or of any class or classes of shares, as the case may be, shall be required and sufficient for any such purpose.

     EIGHTH: The pre-emptive right to purchase additional shares or other securities of the Corporation is expressly denied to all shareholders of all classes.

     NINTH: The right of shareholders to vote cumulatively in the election of Directors of the Corporation is expressly denied to all shareholders of all classes.

     TENTH: These Amended and Restated Articles of Incorporation shall take the place of and supersede the Corporation's existing Articles of Incorporation.



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                                                                         ANNEX A
                                                                         -------



(c)      Series A Junior Participating Preferred Shares:

         (1) DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Shares" (the "Series A Preferred Shares") and the number of shares constituting the Series A Preferred Shares shall be 500,000.

         (2) DIVIDENDS AND DISTRIBUTIONS.

                  (i) Subject to the rights of the holders of any shares of any class of preferred shares ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares, in preference to the holders of Common Shares, without par value (the "Common Shares"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a Series A Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or
         (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding shares of Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of Series A Preferred Shares. In the event that the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (ii) The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (i) of this
         Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event that no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of

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         $1 per share on the Series A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (iii) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         (3) VOTING RIGHTS. The holders of Series A Preferred Shares shall have the following voting rights:

                  (i) Each Series A Preferred Share shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation. The holders of fractional Series A Preferred Shares shall not be entitled to any vote on any matter submitted to a vote of the shareholders of the Corporation.

                  (ii) Except as otherwise provided herein, in the Amended Articles of Incorporation of the Corporation, in any other Certificate of Amendment creating a series of Serial Preferred Shares or any similar stock, or by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                  (iii) Except as set forth herein, in the Amended Articles of Incorporation of the Corporation, or as otherwise provided by law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

         (4) CERTAIN RESTRICTIONS.

                  (i) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in
         Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on



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         Series A Preferred Shares outstanding shall have been paid in full, the
         Corporation shall not:

                           (a) declare or pay dividends, or make any other
                  distributions, on any shares of any class ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

                           (b) declare or pay dividends, or make any other
                  distributions, on any shares of any class ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such shares ranking on a parity with the Series A Preferred Shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (c) redeem or purchase or otherwise acquire for
                  consideration shares of any class ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

                           (d) redeem or purchase or otherwise acquire for
                  consideration any Series A Preferred Shares, or any shares of any class ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph
         (i) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         (5) REACQUIRED SHARES. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Serial Preferred Shares and may be reissued as part of a new series of Serial Preferred Shares subject to the conditions and restrictions on issuance set forth herein, in the Amended Articles of Incorporation, or in any other Certificate of Amendment creating a series of Serial Preferred Shares or any similar class of shares or as otherwise required by law.


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         (6) LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of any class ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, including the Common Shares, unless, prior thereto, the holders of Series A Preferred Shares shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series A Preferred Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of shares of any class ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event that the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         (7) CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each Series A Preferred Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event that the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         (8) NO REDEMPTION. The Series A Preferred Shares shall not be redeemable.

         (9) RANK. The Series A Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, on a parity with any other series of Serial Preferred


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Shares and shall rank junior to any series of any other class of preferred shares of the Corporation which by its terms is senior to the Serial Preferred Shares.

         (10) AMENDMENT. Subject to the provisions of Article FOURTH of the Amended Articles of Incorporation, the Amended Articles of Incorporation and the Code of Regulations of the Corporation shall not be amended, altered or repealed in any manner which would affect adversely the voting powers or any other rights or preferences of the holders of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding Series A Preferred Shares, voting together as a single class.



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                            CERTIFICATE OF AMENDMENT
                             TO AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             CORRPRO COMPANIES, INC.


The undersigned, being the Chairman of the Board and Secretary of Corrpro Companies, Inc., an Ohio corporation (the "Company"), hereby certify that a meeting of the shareholders of the Company held on July 22, 1998, at which a quorum was present, the following amendment to amend the Amended and Restated Articles of Incorporation was adopted by an affirmative vote of a majority of the voting power of the Company:

         RESOLVED, that the Company's current Amended and Restated Articles of Incorporation be amended as follows: the first sentence of Article Fourth thereof is deleted in its entirety and a new first sentence of Article Fourth be and hereby is substituted in its place:

         The maximum number of shares which the Corporation is authorized to have outstanding is forty-one million (41,000,000) shares, consisting of forty million (40,000,000) Common Shares, without par value, and one million (1,000,000) Serial Preferred Shares, without par value, of which five hundred thousand (500,000) shares shall be voting and five hundred thousand (500,000) shares shall be non-voting.

EXECUTED this ________ day of ___________, 1998.



                                ------------------------------------------------
                                Joseph W. Rog, Chairman of the Board



                                ------------------------------------------------
                                Neal R. Restivo, Secretary